Exhibit 10.5

Strictly Private & Confidential

13 October 2017

Mr Lam On Tai

HKID No.:

Present

Dear Mr Lam

Re: Letter of Employment (“this Agreement”)

We are pleased to offer you an employment with Red Solar Capital Limited (the “Company”) subject to the terms and conditions of service set out below. You shall assume and exercise the role and carry out the duties appropriate to your appointment and shall endeavour to further the prosperity and reputation of the Company.

1.	Position and duties

Your position will be Managing Director of the Company. During your employment with the Company, you shall devote your time and attention to the duties of your employment; use your best endeavours to promote the business, interest and reputation of the Company and not to do anything which is harmful to the Company.

You shall be required to work at the principal office of the Company or such other location as required from time to time.

You may be required to travel to such other places to carry out your job duties from time to time.

2.	Date of commencement

The commencement date of your employment shall be on 17 October 2017.

3.	Salary

During the continuance of your employment, the Company will pay you a basic monthly salary of HK$100,000. No overtime allowance will be payable to you. If the date of commencement does not start on the first date of the month, your first month remuneration shall be calculated on a pro-rata basis.

The Company shall be responsible for out-of-pocket expenses properly incurred by you in the performance of your duties in the course of your employment provided that you will submit proper receipts/vouchers to the Company subject to the approval of the finance department or the compliance officer.

The Company shall be responsible for its mandatory provident fund contributions as stipulated under the Mandatory Provident Fund Schemes Ordinance (Cap.485 of the Laws of Hong Kong).

4.	Discretionary Bonus

There may be a discretionary bonus awarded to current employees based on the Company’s results, the individual performance during the previous year ending 31 December and such other factors that the Company may consider relevant. Bonus payments are granted entirely at the absolute discretion of the Company.

5.	Staff Benefits

You will be entitled to other benefits that normally apply to our staff of the Company from time to time, including basic medical insurance.

6.	Working Hours

Your working hours are:

Monday - Friday:	9:00am - 1:00pm
2:00pm - 6:00pm

From time to time you may be required to work outside your normal working hours in order to meet our business needs and your individual objectives. This has been taken into account in calculating your remuneration and you will not receive additional remuneration for work you perform outside of normal working hours.

7.	Annual leave

You will be entitled to 14 working days’ paid annual leave, but you must seek approval from the Company in advance for the timing of your leave. For incomplete year of service, your leave entitlement will be calculated pro-rata to the number of days employed. Annual leave not taken cannot be carried over to a subsequent holiday year without the consent of the Company.

8.	Sickness

You will be granted full’ paid sick leave in accordance with the Employment Ordinance (Cap.57 of the Laws of Hong Kong), subject to submission of valid medical certificate issued by a registered medical practitioner.

9.	Exclusivity of Service & General Duties

During your employment with the Company, you must not (save with the prior written consent of the Company) be directly or indirectly employed, engaged, concerned or interested in any trade business or occupation whatsoever (either within Hong Kong or elsewhere)

You shall not engage in any dealing and/or investment in the securities quoted on any recognised exchange and/or the options and/or derivatives thereof save and except in compliance with all the manuals, rules, procedures, guidelines, restrictions and/or arrangements of the Company relating to staff dealings in securities.

10.	Professional Secrecy/ Confidential information

At any time while this Agreement is in force and after termination of your employment with the Company, you must not without the prior written consent of the Company disclose or make use of any confidential information relating or belonging to the Company, or its customers or clients.

In this Agreement “confidential information” means details of customers, details of suppliers and their terms of business, the prices charged to and terms of business with customers, marketing plans and sales forecasts, financial information, results and forecasts (save to the extent that these are included in published audited accounts), any proposals relating to the acquisition or disposal of a company or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid to them, information relating to research activities, formulae and product lines, know-how, any information which you are told is confidential and any information which has been given to the Company in confidence by customers, suppliers or other persons.

All notes, memoranda, records, list of customers and suppliers and employees, correspondence, documents, computers and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by you or otherwise) relating to the business of the Company:

(a)	Shall be remained in the property of the Company; and

(b)	Shall be handed over to the Company on demand and in any event on the termination of your employment.

11.	Restriction on Employee

During your employment with the Company and for a period of six months after the termination of your employment with the Company, you shall not without the Company’s prior written consent directly or indirectly and whether on your own behalf or in conjunction with or on behalf of any other person:-

(a)	solicit or engage any employees or agents of the Company or induce or persuade any such persons to cease working for, or representing, or doing business with the Company, whether in Hong Kong or overseas;

(b)	canvass, solicit, contact, approach or interfere with the relationship of the Company and their client, customer, supplier or agent with whom or which you had dealings in the course of employment with the Company during the 12 month period immediately preceding the date of termination of your employment.

12.	Termination of service

Either party may terminate employment by giving one month’s notice in writing within the first 3 months of employment, and 3 months’ notice in writing after the first 3 months of employment.

The Company may forthwith terminate your employment under this Agreement with immediate effect by the service of a notice in writing if any one of the following events occurs:

(a)	fraudulent, guilty of any dishonesty or neglect of duty or cause the Company to suffer material loss as a result of your act;

(b)	wilful and continued failure or refusal to perform any duties reasonably requested by the Company in the course of your employment;

(c)	wilful misconduct or gross negligence in the performance of your duty;

(d)	engage in competitive activity or in direct or indirect hiring or solicitation of employees of the Company

(e)	become bankrupt;

(f)	become a lunatic or of unsound mind; or

(g)	in breach of Clauses 10 of this agreement

You shall have no claim against the Company for damages, compensation or otherwise by reason of termination under Clause 12 and no delay or forbearance by the Company in exercising such right of termination in Clause 12 shall constitute a waiver of that right.

13.	Governing Law

This agreement and all aspects of your employment shall be governed by and construed in accordance with the laws of Hong Kong Special Administrative Region (‘HK SAR”). In the event of any dispute, the matter shall be resolved in HK SAR and the employee will submit to the exclusive jurisdiction of the HK SAR courts and/or tribunal

This offer is subject to our receiving references which we consider acceptable and, where applicable, your successfully presenting a valid Hong Kong Identity Card, the relevant work permit (when necessary) and registering with the relevant regulatory authorities (if applicable).

Please sign and return to us the duplicate copy of this letter to signify your acceptance of the terms of employment.

You sincerely

For and on behalf of

Red Solar Capital Limited

/s/ Leo Chan
Leo Chan Managing Director

Accepted by

/s/ Lam On Tai
Mr. Lam On Tai

Date: 13 October 2017

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